Exhibit 23.4

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Smart Sand, Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our “Hydraulic Fracturing Market 2005-2017” and our “Drilling and Production Outlook” reports published in the fourth quarter 2016 and June 2016, respectively.

Spears & Associates

/s/ Richard Spears
Name:	Richard Spears
Title:	Vice President

January 10, 2017